Exhibit 6
                                                                    ---------

                                NationsBank, N.A.
                             100 North Tryon Street
                                  NC1-007-07-01
                               Charlotte, NC 28255


                                November 26, 1996


J.W. Childs Equity Partners, L.P.
JWC Holdings I, Inc.
JWC Acquisition I, Inc.
One Federal Street
21st Floor
Boston, Massachusetts 02110
Attention:  Mr. Steven Segal

Re:  Acquisition Financing

Dear Mr. Segal:

You have advised NationsBank, N.A. ("NationsBank" or the "Agent") and NationsBanc Capital Markets, Inc. ("NCMI") that J.W. Childs Equity Partners, L.P. and certain of its affiliates ("JWC") have formed JWC Holdings I, Inc., a Delaware corporation ("Holdings") and JWC Acquisition I, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Borrower"), for the purpose of acquiring (the "Acquisition") all of the outstanding common stock, par value $.01 per share ("Target Stock"), of Central Tractor Farm & Country, Inc., a Delaware corporation (the "Target") pursuant to a merger agreement and related agreements (the "Merger Agreement") providing for (i) the purchase by the Borrower (the "Initial Stock Purchase") of 1,048,214 shares of Target Stock owned by Butler Capital Corporation and its affiliates ("Target Shareholder") at a price per share of Target Stock of $14.00, (ii) following the expiration of all applicable regulatory waiting periods, the purchase by the Borrower (the "Additional Stock Purchase") of (x) 5,783,515 shares of Target Stock from Target Shareholder at a price per share of Target Stock of $14.00 and (y) warrants (the "Warrants") to purchase 230,523 shares of Target Stock from Target Shareholder at a price per share of Target Stock of $14.00 (or approximately $10.40 per share net of the exercise price), (iii) concurrently with the Additional Stock Purchase, the retirement by the Target (the "Note Retirement") of the $16.0 million aggregate principal amount 7% Convertible Subordinated Notes due 2002 (the "Convertible Note") issued by the Target to the Target Shareholder at an aggregate price of $16.0 million, (iv) on January 2, 1997, the purchase by the Borrower of 146,299 shares of Target Stock from certain members of senior management (the "Management Stock Purchase" and, collectively with the Initial Stock Purchase and the Additional Stock Purchase, the "Stock Purchase") of the Target at a price per share of Target Stock of $14.00 and (v) as soon as practicable following the Additional Stock Purchase, the merger (the "Merger") of the Target with the Borrower, with the Target surviving such Merger (as such survivor, the "Company"). The Stock Purchase will be consummated as soon as possible following the execution and delivery of the Merger Agreement. Pursuant to the Merger, each share of outstanding Target Stock will be converted into the right to receive $14.25.

We understand that approximately $14.7 million of new funds will be required in order to consummate the Initial Stock Purchase all of which will be provided through the issuance and sale to JWC for cash of common stock of Holdings (the proceeds of which will be contributed to the Borrower) (the "Initial Stock Purchase Financing"). We further understand that approximately $88.0 million in additional new funds will be required in order to effect the Additional Stock Purchase and the Management Stock Purchase, to pay the costs and expenses related to the Additional Stock Purchase and the Management Stock Purchase and to provide for ongoing debt service after completion of the Additional Stock Purchase and the Management Stock Purchase. Of such amount: (i) not less than $50.3 million would be provided through the issuance and sale of equity of Holdings of which (x) not less than $40.3 million would be provided through the issuance and sale of common stock of Holdings (the net cash proceeds of which will be contributed to the Borrower) including not less than $25.3 million in cash to be provided by JWC (the "Common Equity Financing") and (y) at least $10.0 million would be provided through the issuance and sale for cash of preferred stock of Holdings having terms and conditions acceptable to NationsBank (the "Preferred Equity Financing" and, collectively with the Stock Purchase Financing and the Common Equity Financing, the "Equity Financing"); and (ii) up to $38.5 million would be provided through term loan and revolving loan facilities made available to the Borrower (such facilities being referred to herein as the "Senior Credit Facilities"). You have informed us that the funds to effect the Note Retirement will be provided through borrowings under a $38.0 million term and revolving credit loan facility make available by a bank group lead by Fleet National Bank (the "Fleet Group") to the Target (the "Target Revolving Facility"). The Acquisition, the Stock Purchase, the Note Retirement, the Merger, the Equity Financing, the Target Revolving Facility and the Senior Credit Facilities are herein referred to as the "Transaction."

We also understand that up to approximately $100.5 million of new funds will be required to complete the Acquisition, to refinance the Senior Credit Facilities and to pay transaction costs. Of such amount: (i) not less than $100 million would be provided through the issuance of senior debt securities by the Borrower (the "Debt Securities"); and (ii) the remainder (together with any amounts necessary to refinance existing working capital indebtedness) would be provided through borrowings under the Target Revolving Facility. In addition, in connection with the Merger we understand that senior management of the Target ("Management") will retain common stock of the Target (and options to purchase such common stock) with an aggregate value of up to $5.0 million (the "Management Rollover"). The Target Revolving Facility, the Debt Securities and the Management Rollover are herein referred to as the "Merger Financing."

In connection with the foregoing, NationsBank is pleased to advise you of its commitment to provide the full principal amount of the Senior Credit Facilities described in the term sheet attached hereto as Annex I (the "Term Sheet").
NCMI is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitments of NationsBank and NCMI hereunder are subject to the satisfaction of each of the following conditions precedent:

         (a) satisfaction of each of the terms and conditions set forth herein and in the Term Sheet;

         (b) execution by the Borrower, the Target, the Target Shareholder, Management and/or other appropriate parties of the definitive Merger Agreement and other related documentation relating to the Transaction, in form and substance reasonably satisfactory to NationsBank and NCMI;

         (c) execution of a fee letter in form and substance satisfactory to NationsBank and NCMI, among Holdings, JWC, the Borrower, NationsBank and NCMI prior to or concurrently with the acceptance by Holdings, JWC and the Borrower of this letter;

         (d) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities consistent with the Term Sheet and otherwise reasonably satisfactory to NationsBank and NCMI; and

         (e) there not having occurred a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as reasonably determined by NationsBank and NCMI.

NationsBank will act as Agent for the Senior Credit Facilities and NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding Holdings, the Borrower, the Target, and their respective subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the reasonable opinion of NationsBank and NCMI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Holdings, the Borrower, the Target, and their subsidiaries taken as a whole. If information comes to the attention of NationsBank and NCMI, which information relates to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI reasonably believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of Holdings, the Borrower, the Target and their subsidiaries, taken as a whole, NationsBank and NCMI may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Senior Credit Facilities that is satisfactory to NationsBank, NCMI and you. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of JWC, Holdings, the Borrower, the Target and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to complete syndication, including but not limited to information and evaluations prepared by JWC and its advisors, or on their behalf, relating to the Stock Purchase and the Acquisition, (b) assist NationsBank and NCMI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the

Senior Credit Facilities and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including by making available officers and advisors of JWC and the Target from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Target and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Target and its affiliates (except for the Equity Financing, the Merger Financing and as otherwise described in this letter or otherwise expressly contemplated by the Term Sheet) during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NCMI.

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning Holdings, the Borrower and the Target that have been or are hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives ("Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Senior Credit Facilities, NationsBank and NCMI will be using and relying on the Information and Projections without independent verification thereof.

By executing this letter agreement, you agree that in the event the definitive Merger Agreement is executed by you and the Target, you will reimburse NationsBank and NCMI for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to NationsBank) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation for the Senior Credit Facilities and the other transactions contemplated hereby upon the earlier to occur of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement.

In the event that NationsBank or NCMI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, each of JWC, the Borrower and Holdings, jointly and severally, will reimburse NationsBank and NCMI for their reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NCMI. Each of JWC, Holdings and the Borrower, also jointly and severally agrees to indemnify and hold harmless NationsBank, NCMI and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of NationsBank or NCMI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitments of NationsBank and NCMI hereunder.

As described herein and in the Term Sheet, NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Senior Credit Facilities, Holdings, the Borrower, the Target, JWC and their subsidiaries and affiliates.

This letter agreement may not be assigned by Holdings, the Borrower or JWC without the prior written consent of NationsBank and NCMI.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than November 26, 1996. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the fee letter of even date herewith (the "Fee Letter") and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on January 31, 1997, unless the Senior Credit Facilities are closed by such time. Except as required by applicable law, this letter and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party (including the Target) without the prior consent of NationsBank and NCMI, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that, after acceptance of this letter by you by execution in the space provided below and execution by you of the Fee Letter, you may disclose the terms of this letter to the Target (including its board of directors, senior management and advisors), Target Shareholder and the Fleet Group in connection with the Transaction. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and the Fee Letter.

Upon consummation of the Additional Stock Purchase and the absolute and unconditional written assumption by Holdings and the Borrower of JWC's obligations hereunder, JWC shall be released from all obligations hereunder.

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NCMI, Holdings, the Borrower and JWC with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NCMI to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

This letter supersedes the letter delivered to you by NationsBank and NCMI dated as of November 21, 1996 relating to the Target and such prior letter is void and shall have no further force or effect.

                            [Signature Page Follows]

                                         Very truly yours,

                                         NATIONSBANK, N.A.



                                         By: /s/ Bradford Jones
                                            Name: Bradford Jones
                                            Title: Attorney In Fact

                                         NATIONSBANC CAPITAL MARKETS, INC.



                                         By: /s/ Bradford Jones
                                            Name: Bradford Jones
                                            Title: Director


Accepted and Agreed to as of the
date first hereunder written:

J.W. CHILDS EQUITY PARTNERS, L.P.

By:  J.W. CHILDS ADVISORS, L.P.,
     its General Partner

By:  J.W. CHILDS ASSOCIATES, L.P.,
     its General Partner

By:  J.W. CHILDS ASSOCIATES, INC.
     its General Partner


By:  /s/ Adam Suttin
   Name:  Adam Suttin
   Title:  Vice President


JWC HOLDINGS I, INC.


By:  /s/ Adam Suttin
   Name:  Adam Suttin
   Title:  Vice President


JWC ACQUISITION I, INC.


By:  /s/ Adam Suttin
   Name:  Adam Suttin
   Title:  Vice President
                                     ANNEX I

                                   TERM SHEET

Capitalized terms such in this Term Sheet without definition shall have the meanings provided in the Commitment Letter to which this Term Sheet is attached.


BORROWER:           JWC Acquisition I, Inc. (the "Borrower"), a special purpose corporation wholly-owned by JWC Holdings I, Inc.
                    ("Holdings") formed by J.W. Childs Equity Partners, L.P.
                    and certain of its affiliates ("JWC") for the purpose of acquiring (the "Acquisition") all of the outstanding capital stock of Central Tractor Farm & Country, Inc., a
                    Delaware corporation (the "Target").

GUARANTORS:
                    The Senior Credit Facilities shall be unconditionally guaranteed by Holdings and all existing and hereafter acquired domestic subsidiaries of the Borrower (the "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NationsBanc Capital Markets, Inc. ("NCMI").

ARRANGER &
SYNDICATION AGENT:  NCMI.

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NCMI, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

SENIOR CREDIT
FACILITIES:         An aggregate principal amount of up to $38.5 million will
                    be available under the conditions hereinafter described:


                    Revolving Credit Facility: $4.1 million revolving credit facility.

                    Term Loan Facility:  $34.4 million term loan facility.

PURPOSE:            The proceeds of the Term Loan Facility shall be used by
                    Borrower: (i) to finance, in part, the Additional Stock Purchase; and (ii) to pay fees and expenses incurred in connection with the Additional Stock Purchase in an amount not to exceed $1.0 million. The proceeds of the Revolving Credit Facility shall be used solely to (i) finance the Management Stock Purchase and (ii) pay interest, fees and expenses incurred with respect to the Senior Credit Facilities.

INTEREST RATES:     The Revolving Credit Facility and Term Loan Facility shall bear interest as set forth on Addendum I hereto.

MATURITY:           The Senior Credit Facilities shall terminate and all
                    amounts outstanding thereunder shall be due and payable in full upon the earlier to occur of (i) the consummation of the Merger and (ii) April 30, 1997 (such earlier date, the
                    "Final Maturity Date").

AVAILABILITY:       Revolving Credit Facility:  Loans under the Revolving
                    Credit Facility ("Revolving Credit Loans"), may be made from time to time prior to the Final Maturity Date for permitted purposes subject to satisfaction of the applicable conditions precedent. All amounts outstanding under the Revolving Loan Facility shall be due and payable on the Final Maturity Date.

                    Term Loan Facility: The loans made under the Term Loan Facility ("Term Loans") will be available in a single borrowing at Closing. The Term Loan Facility will not be subject to amortization of principal. All amounts outstanding under the Term Loan Facility shall be due and payable on the Final Maturity Date.

SECURITY:           Concurrently with the closing (the "Closing") of the
                    Additional Stock Purchase, the Agent (on behalf of the
                    Lenders) shall receive a first priority perfected security interest in (i) all of the Target Stock acquired by the Borrower in the Initial Stock Purchase, the Additional
                    Stock Purchase (including the Warrant) and the Management
                    Stock Purchase and (ii) all other assets of the Borrower, including all of the Borrower's right, title and interest in and under the Merger Agreement. All of such collateral shall not be subject to any other lien or encumbrance. The
                    Agent (on behalf of the Lenders) shall also receive a first priority perfected security interest in all other present and future real and personal property of the Borrower and its subsidiaries (other than the Target and it subsidiaries).

                    The foregoing security shall ratably secure the Senior Credit Facilities.

MANDATORY
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         In addition to the required repayment of the Senior Credit
                    Facilities on the Final Maturity Date, the Senior Credit
                    Facilities will be prepaid (subject to certain agreed upon exceptions) by an amount equal to (a) 100% of the net cash proceeds of all asset sales (including sales of stock of subsidiaries) by Holdings, the Borrower or any subsidiary of the Borrower, net of selling expenses and reasonably estimated taxes; (b) 100% of the net cash proceeds from the issuance of any debt by the Borrower or any subsidiary
                    (other than debt incurred to support working capital needs of the Target and refinancings thereof) and (c) 100% of the net cash proceeds from the issuance of equity by Holdings, the Borrower or any subsidiary. Prepayments shall be applied first, to reduce the Term Loans. In the event the Term Loan Facility shall have been completely prepaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving
                    Credit Facility.

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         The Borrower may prepay the Senior Credit Facilities in
                    whole or in part at any time without penalty.

CONDITIONS
PRECEDENT
TO CLOSING:         The initial funding under the Senior Credit Facility will
                    be subject to customary conditions precedent for transactions of this type, including satisfaction of the conditions precedent set forth in the Commitment Letter and to the following conditions precedent:

                    (i) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to NCMI, the Agent and the Lenders.

                    (ii) The execution and delivery of a definitive Merger Agreement and related documentation (collectively, the "Definitive Documentation") relating to the Stock Purchase, the Note Retirement and the Merger reasonably satisfactory to the Agent and the Lenders, which shall provide that the price per share of Target Stock paid in the Stock Purchase shall not exceed $14.00, that the aggregate amount paid in the Note Retirement does not exceed $16.0 million and that the price per share of Target Stock paid in the Merger shall not exceed $14.25; the Initial Stock Purchase, the Additional Stock Purchase and the Note Retirement shall have been consummated in accordance with the Definitive Documentation (and the Convertible Note shall have been cancelled by the Target), without waiver; upon consummation of the Initial Stock Purchase, the Additional Stock

                    Purchase and the Note Retirement, the Borrower shall own approximately 63% of the issued and outstanding shares of Target Stock (calculated on a fully diluted basis), which shall be sufficient (pursuant to the Target's charter documents and applicable law) to enable the Borrower (without the vote of any other shareholder) to approve the Merger; and NationsBank shall have received satisfactory evidence that the Board of Directors of Target shall have approved the Stock Purchase, the Note Retirement, the Merger and the other transactions contemplated hereby.

                    (iii) The Equity Financing shall have been consummated on terms and conditions reasonably acceptable to NationsBank; and NationsBank shall have received satisfactory evidence that the Borrower has received a net capital contribution in cash in respect of common equity in an amount sufficient to permit the Borrower to consummate the Stock Purchase and to fund the full amount available under the Senior Credit Facilities (on the terms provided for in the Commitment Letter and this Term Sheet) in compliance with all applicable laws, rules and resolutions (including, without limitations, the margin rules), under terms and conditions acceptable to the Agent and the Lenders in their sole discretion; and the Target Revolving Facility shall have been completed pursuant to the terms set forth in the commitment letter of even date herewith provided by Fleet National Bank and on such other terms as are reasonably satisfactory to NationsBank, the Fleet Bank Group shall have funded $16.0 million thereunder to finance the Note Retirement and such facility shall be in full force and effect.

                    (iv) There shall not have occurred a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of (x) Holdings or the Borrower or (y) the Target and its subsidiaries taken as a whole since October 28, 1995.

                    (v) The Agent shall have received (a) satisfactory opinions of counsel (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (b) the satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Senior Credit Facilities, subject to no other liens except for permitted liens to be determined.

                    (vi) Receipt of all governmental, shareholder and third party approvals and consents and approvals necessary or, in the reasonable opinion of the Agent, desirable in connection with the Stock Purchase and the Note Retirement and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods (including Hart-Scott-Rodino clearance) without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Holdings, the Borrower or the Target and its subsidiaries, taken as a whole, or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgement of the Agent could have such effect.

                    (vii) None of the Stock Purchase, the Note Retirement, the Merger or the related financing transactions, including the making of the Loans, shall violate any applicable law, rule or regulation.

                    (viii) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could have a material adverse effect on Holdings, the Borrower, the Target or its subsidiaries taken as a whole or any transaction contemplated hereby (including the Stock Purchase, the Note Retirement and the Merger) or on the ability of Holdings, the Borrower or the Target to perform their respective obligations under the documents to be executed in connection with the Senior Credit Facility and the Target Revolving Facility (after giving effect to the Stock Purchase and the Note Retirement).

                    (ix) The delivery to NationsBank of audited and unqualified financial statements of the Target as of November 2, 1996 for the fiscal year then ended prepared in accordance with generally accepted accounting principles and Regulation S-X under the Securities Act of 1933, as amended, evidencing to NationsBank's satisfaction that Target's operating income before depreciation and amortization (calculated on a pro forma basis after giving effect to the Transaction in accordance with Regulation S-X) for the fiscal year ended November 2, 1996 is at least $21 million.

                    (x) The Merger Agreement shall be in full force and effect and there shall be no default (or any event which would constitute a default upon notice, the passage of time, or both) by any party thereto; the Borrower shall have provided to the Agent the written commitment (the "Merger Financing Commitment") of NationsBridge, L.L.C. to provide up to $100.0 million of the Merger Financing to the Borrower, and such commitment shall be in full force and effect.

REPRESENTATIONS &
WARRANTIES:         Usual and customary for transactions of this type, to
                    include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents;
                    (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals which have not been obtained and expiration of all applicable regulatory waiting periods; (vii) use of proceeds/ compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes; (xiii) consummation of the Stock
                    Purchase; and (xiv) no defaults under the Merger Agreement, the Target Revolving Facility or the Merger Financing
                    Commitment, and full force and effect of each such agreement.

COVENANTS:          Usual and customary for transactions of this type, to
                    include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings;
                    (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) prohibitions on liens;
                    (viii) prohibitions on mergers, consolidations and sales of assets; (ix) prohibitions on incurrence of debt; (x) prohibitions on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) prohibitions on investments; (xii) ERISA; (xiii) prohibitions on transactions with affiliates; (xiv) prohibitions on capital expenditures; (xv) best efforts to consummate the Merger as soon as practicable; (xvi) best efforts to cause the Target to comply with the terms and conditions (including the covenants) included in the Merger
                    Agreement, the Target Revolving Facility and the Merger
                    Financing Commitment.

                    Holdings and the Borrower shall have agreed that they will not directly or indirectly engage in any business, activity or operations other than owning and holding the Target Stock, consummation of the Merger and activities directly related thereto. Except pursuant to the Merger, Holdings and the Borrower shall not be permitted to merge with or into any of their subsidiaries whether now owned or hereafter created.

EVENTS OF DEFAULT:  Usual and customary in transactions of this nature, and to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy, (v) material judgments, (vi) ERISA, (vii) margin rules, (viii) actual or asserted invalidity of (a) any loan documents or security interest, (b) the Merger Agreement, (c) the Merger Financing Commitment or (d) the Target Revolving Facility,
                    (ix) Change in Control of the Borrower or of Holdings, which shall occur if a person or any group, and any affiliate of any such person other than JWC and the other stockholders of Holdings immediately following the consummation of the Additional Stock Purchase shall beneficially own, directly or indirectly, any outstanding common stock or other voting stock of Holdings or capital stock of the Borrower or (x) failure of security or any guarantee.

ASSIGNMENTS/
PARTICIPATIONS:     Each Lender will be permitted to make assignments to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld.
                    Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:         Amendments and waivers of the provisions of the loan
                    agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit
                    Facilities, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitments amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors.

CLOSING:            On or before January 31, 1997

GOVERNING LAW:      New York

FEES/EXPENSES:      As outlined in ADDENDUM I

OTHER: This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. All parties shall waive their right to a trial by jury and shall consent to non-exclusive jurisdiction.
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                                   ADDENDUM I
                                FEES AND EXPENSES



COMMITMENT FEE:     A 50 basis points per annum (calculated on the basis of
                    actual number of days elapsed in a year of 360 days)
                    Commitment Fee calculated on the unused portion of the Senior Credit Facilities shall commence to accrue upon Closing of the Senior Credit Facilities and shall be payable quarterly in arrears.

INTEREST RATE:      The Revolving Credit Facility and Term Loan Facility shall bear interest at a rate equal to LIBOR plus 350 basis points or the Alternate Base Rate (defined as the higher of (i) the NationsBank prime rate and (ii) the Federal Funds rate plus 1/2%) plus 150 basis points.

                    The Borrower may select interest periods of 1, 2 or 3 for LIBOR loans, subject to availability.

                    Following the occurrence of an event of default the interest rate per annum applicable to all loans shall increase by 200 basis points.

CAPITAL ADEQUACY
PROTECTION:         The usual for transactions and facilities of this type,
                    including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation illegality, unavailability, and reserves, without proration or offset.

EXPENSES:           In the event the definitive Merger Agreement is executed by you and the Target, the Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Senior Credit
                    Facilities, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Senior Credit Facilities close, upon the earlier to occur of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement.